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                                                                    EXHIBIT 11.2


                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)



                                                                 THREE MONTHS ENDED JUNE 30, 2001
                                                       -------------------------------------------------
                                                        NUMBER                 PERCENT        EQUIVALENT
                                                       OF SHARES             OUTSTANDING         SHARES
                                                       ----------            -----------      ----------
COMMON STOCK
   From Founders' Stock                                2,300,000                  100.00%      2,300,000
   Stock Options Exercised                             2,508,997                  100.00%      2,508,997
   Preferred Stock Converted to Common Stock          15,310,943                  100.00%     15,310,943
   1994 Common Stock Offerings                        11,242,857                  100.00%     11,242,857
   1995 Common Stock Offerings                         4,323,874                  100.00%      4,323,874
   1996 Common Stock Offering                          6,000,000                  100.00%      6,000,000
   1999 Treasury Stock Transaction                        (6,588)                 100.00%         (6,588)
   March 2000 Debt Swap                                3,789,715                  100.00%      3,789,715
   Canadian Transaction                                  714,286                  100.00%        714,286
   Employee Stock Purchase Plan Shares Issued            190,651                  100.00%        190,651
   Warrants Exercised                                    134,737                  100.00%        134,737
                                                      ----------                            ------------
                                                      46,509,472                              46,509,472

WEIGHTED AVERAGE SHARES OUTSTANDING                                                           46,509,472

NET LOSS                                                                                    $(33,575,000)

NET LOSS PER SHARE                                                                          $      (0.72)
                                                                                            ============
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